Exhibit 99.2

QUARTER-TO-DATE CASH RENT COLLECTION

American Finance Trust

AFIN's proactive approach in response to the COVID-19 pandemic resulted in tremendous successes as we've received 79% of quarter-to-date Cash Rent [1] due, including 93% of Cash Rent due from our single-tenant portfolio

Rent Collection Highlights

79% of portfolio Cash Rent collected quarter-to-date

- ✓ We believe AFIN's underlying tenant financial strength, industry diversification and creditworthiness supported our strong Cash Rent collection across the portfolio
- ✓ AFIN's best-in-class portfolio features a balance of top 10 tenants that are 80% actual or implied Investment Grade rated[2]

12% of Cash Rent currently in Agreement Negotiation[3]

- ✓ Our proactive outreach created direct dialog with our tenants, allowing our team members to understand the potential challenges our tenants are facing and develop mutually agreeable resolutions

8% of Cash Rent subject to Approved Agreement[4]

- ✓ We have entered into various Approved Agreements, consisting of Deferral Agreements that defers a portion of Cash Rent for an approximate deferral period of three months and payment of deferred Cash Rent during 2021 and lease amendments providing for rent credits and/or an extension of the lease

Quarter-to-Date Cash Rent Collection



1%
8%
12%
79%
Cash Rent Collected
Agreement Negotiation
Approved Agreement
Other(5)

Note: Collection data as of June 1, 2020, includes both Cash Rent paid in full and in part pursuant to an Approved Agreement or otherwise. AFIN collected 93% of Cash Rent with respect to our single-tenant portfolio, 51% with respect to our multi-tenant portfolio and 79% with respect to our total portfolio. Excludes April or May Cash Rent or Approved Agreements approved after June 1, 2020 that would apply to April or May Cash Rent. With respect to April Cash Rent as compared to data previously reported as of April 30, 2020, the amount collected increased during the period from April 30, 2020 to June 1, 2020 by 1% with respect to our single-tenant portfolio, 12% with respect to our multi-tenant portfolio and 4% with respect to our total portfolio. During this period, the amount of April Cash Rent in the various categories described herein also increased or decreased as a result of additional payments of April Cash Rent during the period and changes in the status of negotiations. This information may not be indicative of any future period and remains subject to changes based ongoing collection efforts and negotiation of additional agreements. The impact of the COVID-19 pandemic on our rental revenue for the second quarter of 2020 and thereafter cannot be determined at present. The ultimate impact on our future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which management is unable to predict.

1) Represents total of all contractual rents on a cash basis due from tenants as stipulated in the originally executed lease agreements at inception or any lease amendments thereafter prior to an Approved Agreement.
2) Investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant's obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. Weighted based on annualized straight-line rent as of March 31, 2020, AFIN's top 10 tenants are 60% actual Investment Grade rated and 20% implied Investment Grade. Ratings information as of March 31, 2020.
3) Represents active tenant discussions where no Approved Agreement has yet been reached. There can be no assurance that we will be able to enter into an Approved Agreement on favorable terms, or at all.
4) Approved Agreements include Deferral Agreements as well as amendments granting the tenant a rent credit for some portion of Cash Rent due. The rent credit is generally coupled with an extension of the lease. After April 30, 2020, we granted rent credits with respect to 3% of April and May Cash Rent due. The terms of the lease amendments providing for rent credits differ by tenant in terms of the length and amount of the credit. A "Deferral Agreement" is an executed or approved amendment to an existing lease agreement to defer a certain portion of Cash Rent due.
5) Consists of tenants who have made a partial payment and/or tenants without active communication on a potential Approved Agreement. There can be no assurance that such Cash Rent will be collected.

American Finance Trust, Inc. 1